UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

NewBridge Bancorp (NBBC)
(Name of Issuer)

Common Stock
(Title of Class of Securities)

65080T102
(CUSIP Number)

12/31/2015
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☑	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP: 65080T102	Page 2 of 21

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		FJ Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	1,986,941(1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	555,822 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		1,986,941 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.31%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 469,200 shares of common stock held by Financial Opportunity Fund LLC, and 1,196 Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, 162,064 shares of common stock and 1,016,521 shares of restricted stock held by Bridge Equities III LLC, 32,414 shares held by Bridge Equities VIII LLC, 139,088 shares held by Bridge Equities IX LLC, 81,032 shares held by Bridge Equities X LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 85,426 shares of common stock held by a managed account that FJ Capital Management manages. Mr. Friedman is the managing member of FJ Capital Management LLC.

(2)	Consists of 469,200 shares of common stock held by Financial Opportunity Fund LLC, and 1,196 Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, and 85,426 shares of common stock held by a managed account that FJ Capital Management manages. Mr. Friedman is the managing member of FJ Capital Management LLC.

CUSIP: 65080T102	Page 3 of 21

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Fund, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	469,200 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	469,200 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		469,200 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		1.25%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 469,200 shares of common stock.

CUSIP: 65080T102	Page 4 of 21

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Long/Short Fund, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	1,196 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	1,196 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		1,196 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.00%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 1,196 shares of common stock.

CUSIP: 65080T102	Page 5 of 21

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Martin Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		United States
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	1,986,941 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	555,822 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		1,986,941 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.31%
12	TYPE OF REPORTING PERSON		IN

(1)	Consists of 469,200 shares of common stock held by Financial Opportunity Fund LLC, and 1,196 Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, 162,064 shares of common stock and 1,016,521 shares of restricted stock held by Bridge Equities III LLC, 32,414 shares held by Bridge Equities VIII LLC, 139,088 shares held by Bridge Equities IX LLC, 81,032 shares held by Bridge Equities X LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 85,426 shares of common stock held by a managed account that FJ Capital Management manages. Mr. Friedman is the managing member of FJ Capital Management LLC.

(2)	Consists of 469,200 shares of common stock held by Financial Opportunity Fund LLC, and 1,196 Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, and 85,426 shares of common stock held by a managed account that FJ Capital Management manages. Mr. Friedman is the managing member of FJ Capital Management LLC.

CUSIP: 65080T102	Page 6 of 21

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	1,178,585 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	1,178,585 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		1,178,585 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		3.15%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 162, 064 shares of common stock and 1,016,521 shares of restricted stock.

CUSIP: 65080T102	Page 7 of 21

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities VIII, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	32,414 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	32,414 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		32,414 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.09%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 32,414 shares of common stock.

CUSIP: 65080T102	Page 8 of 21

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities IX, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	139,088 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	139,088 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		139,088 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.37%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 139,088 shares of common stock.

CUSIP: 65080T102	Page 9 of 21

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities X, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	81,032 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	81,032 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		81,032 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.22%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 81,032 shares of common stock.

CUSIP: 65080T102	Page 10 of 21

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Manager, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	1,431,119 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	1,431,119 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		1,431,119 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		3.83%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 162,064 shares of common stock and 1,016,521 shares of restricted stock held by Bridge Equities III LLC, 32,414 shares held by Bridge Equities VIII LLC, 139,088 shares held by Bridge Equities IX LLC, 81,032 shares held by Bridge Equities X LLC, of which SunBridge Manager, LLC is the Managing Member.

CUSIP: 65080T102	Page 11 of 21

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	1,431,119 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	1,431,119 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		1,431,119 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		3.83%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 162, 064 shares of common stock and 1,016,521 shares of restricted stock held by Bridge Equities III LLC, 32,414 shares held by Bridge Equities VIII LLC, 139,088 shares held by Bridge Equities IX LLC, 81,032 shares held by Bridge Equities X LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC.

CUSIP: 65080T102	Page 12 of 21

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Realty Investment Company, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Maryland
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	1,431,119 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	1,431,119 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		1,431,119 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		3.83%
12	TYPE OF REPORTING PERSON		CO

(1)	Consists of 162,064 shares of common stock and 1,016,521 shares of restricted stock held by Bridge Equities III LLC, 32,414 shares held by Bridge Equities VIII LLC, 139,088 shares held by Bridge Equities IX LLC, 81,032 shares held by Bridge Equities X LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC. Realty Investment Company, Inc. is the Manager of SunBridge Holdings, LLC.

CUSIP: 65080T102	Page 13 of 21

Item 1(a).	Name of Issuer:

NewBridge Bancorp

Item 1(b).	Address of Issuer’s Principal Executive Offices:

1501 Highwoods Boulevard, Suite 400 Greensboro, NC 27410

Item 2(a).	Name of Person Filing:

FJ Capital Management, LLC

Item 2(b).	Address of Principal Business Office or, if None, Residence:

FJ Capital Management, LLC

1313 Dolley Madison Blvd, Ste 306

McLean, VA 22101

Financial Opportunity Fund LLC

1313 Dolley Madison Blvd. STE 306

McLean, VA 22101

Financial Opportunity Long/Short Fund LLC

1313 Dolley Madison Blvd., Ste 306
McLean, VA 22101

Martin S. Friedman

1313 Dolley Madison Blvd., Ste 306

McLean, VA 22101

Bridge Equities III LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities VIII LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities IX LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities X LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

SunBridge Manager LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

CUSIP: 65080T102	Page 14 of 21

SunBridge Holdings LLC 8171 Maple Lawn Blvd, Suite 375 Fulton, MD 20759 Realty Investment Company Inc 8171 Maple Lawn Blvd, Suite 375 Fulton, MD 20759

Item 2(c).	Citizenship:

FJ Capital Management LLC, Financial Opportunity Fund, LLC, Financial Opportunity Long/Short Fund LLC, Bridge Equities III, LLC, Bridge Equities VIII, LLC, Bridge Equities IX, LLC, Bridge Equities X, LLC, SunBridge Manager, LLC, SunBridge Holdings, LLC – Delaware limited liability companies
Martin S. Friedman – United States citizen
Realty Investment Company, Inc – Maryland corporation

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

469249205

Item 3.	If This Statement is Filed Pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

CUSIP: 65080T102	Page 15 of 21

Item 4.	Ownership.

Ownership information is provided as of:

(a)	Amount beneficially owned:

FJ Capital Management, LLC – 1,986,941shares
Financial Opportunity Fund, LLC – 469,200 shares
Financial Opportunity Long/Short Fund, LLC – 1,196 shares
Martin S. Friedman –  1,986,941 shares
Bridge Equities III, LLC – 1,178,585 shares
Bridge Equities VIII, LLC – 32,414 shares
Bridge Equities IX, LLC – 139,088 shares
Bridge Equities X, LLC – 81,032 shares
SunBridge Manager, LLC – 1,431,119 shares
SunBridge Holdings, LLC -  1,431,119 shares
Realty Investment Company, Inc – 1,431,119 shares

(b)	Percent of class:

FJ Capital Management, LLC – 5.31%
Financial Opportunity Fund, LLC – 1.25%
Financial Opportunity Long/Short Fund, LLC – 0.00%
Martin S. Friedman – 5.31%
Bridge Equities III, LLC – 3.15%
Bridge Equities VIII, LLC – 0.09%
Bridge Equities IX, LLC – 0.37%
Bridge Equities X, LLC – 0.22%
SunBridge Manager, LLC – 3.83%
SunBridge Holdings, LLC – 3.83%
Realty Investment Company, Inc – 3.83%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote

All Reporting Persons – 0

(ii) Shared power to vote or to direct the vote

FJ Capital Management, LLC – 1,986,941
Financial Opportunity Fund, LLC – 469,200 shares
Financial Opportunity Long/Short Fund, LLC – 1,196 shares
Martin S. Friedman –  1,986,941 shares
Bridge Equities III, LLC – 1,178,585 shares
Bridge Equities VIII, LLC – 32,414 shares
Bridge Equities IX, LLC – 139,088 shares
Bridge Equities X, LLC – 81,032 shares
SunBridge Manager, LLC – 1,431,119 shares
SunBridge Holdings, LLC -  1,431,119 shares
Realty Investment Company, Inc – 1,431,119 shares

CUSIP: 65080T102	Page 16 of 21

(iii)	Sole power to dispose or to direct the disposition of

All Reporting Persons – 0

(iv)	Shared power to dispose or to direct the disposition of

FJ Capital Management, LLC – 555,822 shares
Financial Opportunity Fund, LLC – 469,200 shares
Financial Opportunity Long/Short Fund, LLC – 1,196 shares
Martin S. Friedman –  555,822 shares
Bridge Equities III, LLC – 1,178,585 shares
Bridge Equities VIII, LLC – 32,414 shares
Bridge Equities IX, LLC – 139,088 shares
Bridge Equities X, LLC – 81,032 shares
SunBridge Manager, LLC – 1,431,119 shares
SunBridge Holdings, LLC -  1,431,119 shares
Realty Investment Company, Inc – 1,431,119 shares

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than 5 percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

If a parent holding company or control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary

Item 8.	Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

Item 9.	Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

CUSIP: 65080T102	Page 17 of 21

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP: 65080T102	Page 18 of 21

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 2/4/2016

CUSIP: 65080T102	Page 19 of 21

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C, 1001)

CUSIP: 65080T102	Page 20 of 21

Exhibit 1

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock NewBridge Bancorp shall be filed on behalf of the undersigned.

FINANCIAL OPPORTUNITY FUND LLC
By: FJ Capital Management, LLC

By: /s/ Martin Friedman
Name: Martin S. Friedman
Title: Managing Member

FINANCIAL OPPORTUNITY LONG/SHORT FUND LLC
By: FJ Capital Management, LLC

By: /s/ Martin Friedman
Name: Martin S. Friedman
Title: Managing Member

FJ CAPITAL MANAGEMENT, LLC

By: /s/ Martin Friedman
Name: Martin S. Friedman
Title: Managing Member

/s/ Martin Friedman
MARTIN S. FRIEDMAN

CUSIP: 65080T102	Page 21 of 21